Exhibit 99

Golden Star Announces Annual General and Special Meeting Results

Toronto, ON – May 10, 2013 – Golden Star Resources Ltd. (NYSE MKT: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) announced the results of its Annual General and Special Meeting (“AGM”) held May 9, 2013 in Toronto, Ontario.

Election of Directors

During the AGM the shareholders elected Timothy C. Baker, Samuel T. Coetzer, Robert E. Doyle, Tony A. Jensen, Ian MacGregor, Craig J. Nelsen, Christopher M. T. Thompson and William L. Yeates to the Company’s Board of Directors (“Board”) to hold the office until the next annual meeting of shareholders or until their successors are elected or appointed. Timothy C. Baker was appointed as the Chairman post re-election to the Board.

The formal detailed report on voting results with respect to all matters voted upon at the AGM can be accessed under the Company’s SEDAR and EDGAR filings.

Company Profile

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Jeff Swinoga, Executive Vice-President and Chief Financial Officer

416-583-3803

INVESTOR RELATIONS

Belinda Labatte, The Capital Lab, Inc.

647-427-0208

Greg DiTomaso, The Capital Lab, Inc.

647-427-0208

Golden Star Resources Ltd. (www.gsr.com)	News Release 13-13 Page 1 of 1